EXHIBIT 10.40

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) dated as of November 30, 2018, is entered into by and between Konstantin Poukalov (“Employee” or “you”) and Kadmon Corporation, LLC, a Delaware limited liability company (together with Kadmon Holdings, Inc., a Delaware corporation (“Parent”), the “Company”), on behalf of itself and its past and present parent entities, and its or their subsidiaries, divisions, affiliates and related business entities (collectively, the “Company Entities”).

Section 1. Concluding Employment.  Pursuant to your letter of resignation, dated October 24, 2018 (the “Separation Date”), you voluntarily resigned from all employment with the Company and any other positions you may have held as an officer, employee, or otherwise, of any of the other Company Entities. As a result, the Separation Date was the termination date of your employment for purposes of participation in and coverage under all compensation or benefit plans and programs sponsored by or through the Company Entities except as otherwise provided herein.  You acknowledge and agree that after the Separation Date you shall not represent, and since the Separation Date you have not represented, yourself as being a director, officer, employee, agent or representative of any Company Entity for any purpose, and you shall not enter the premises of any of the Company Entities at any time. You agree that, as of the date of this Agreement, the Company has made all payments due to you for any earned but unpaid base salary and previously submitted un-reimbursed business expenses (in accordance with usual Company policies, guidelines and practices, including, without limitation, the Company’s Business Travel and Expense Policy). You will retain any previously vested benefits (including equity compensation awards) in accordance with the terms of the applicable benefit plan and/or applicable grant or award agreement. For the avoidance of doubt, your vested stock options and vested stock appreciation rights shall be treated as if your termination of employment was without “cause” within the meaning of the Company’s 2016 Equity Incentive Plan (the “EIP”) (and, for the avoidance of doubt, only for such purposes under the EIP, and not for any other purpose).

Section 2. Severance Benefits.  In exchange for your execution of a release and waiver of claims against the Released Parties (as defined below) and your compliance with the other terms and conditions of this Agreement, the Company agrees to:  (a) pay you severance in the aggregate amount of $600,000 (the “Severance Amount”), which will be subject to all applicable withholding taxes, and will be payable in equal installments, in accordance with the Company’s regular payroll schedule, over a one-year period effective as of the Separation Date (the “Severance Period”); and (b) pay on your behalf medical insurance premiums necessary to provide the medical benefits coverage (“Health Insurance”) that would otherwise have been provided to you if you remained an employee of the Company during the 12-month period following the first day of the month after the Separation Date (the “Benefit Period”).  All payments described in the preceding sentence that would otherwise have been made between the Separation Date through the date of this Agreement shall be made on the next payroll date to occur after the date of this Agreement in accordance with the Company’s regular payroll schedule.  Notwithstanding anything to the contrary herein, in the event that you (i) materially breach any of your obligations under this Agreement, the Company will immediately cease to have any obligations to make (x) any further severance payments under Section 2(a) above or (y) any further medical insurance premium payments under Section 2(b) above or (ii) become employed by another entity or individual during the Severance Period or the Benefit Period (excluding, for the avoidance of doubt, self-employment), you will notify the Company of the commencement date of such other employment and the Company will reduce each subsequent installment payment of the Severance Amount by the gross wages you receive from such other employment, which you shall inform the Company of as soon as reasonably practicable, after such commencement date. In addition, if you become eligible for Health Insurance by any means during the Benefit Period, you must immediately notify the Company and the Company shall immediately cease making any payments related to Health Insurance as set forth hereunder.

Section 3. Acknowledgement.  You acknowledge and agree that the payments and other benefits provided pursuant to this Agreement:  (a) are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement (including, without limitation, the Employment Agreement, dated November 1, 2015, by and between you and the Company (the “Employment Agreement”)), policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company and (b) exceeds any payment, benefit or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company, written, oral or otherwise. You further agree not to seek employment with any of the Company Entities at any time after the Separation Date.

Section 4. Release.  General Release.  You, on behalf of yourself and your agents, heirs, executors, administrators, successors and assigns, hereby RELEASE AND FOREVER DISCHARGE the Company Entities, as well as any and all of their predecessors, successors and assigns and any and all of their respective past or present directors, officers, employees, investors, shareholders, partners, fiduciaries, agents, trustees, administrators, attorneys and insurers, whether acting as agents for the Company or in their individual capacities (collectively the “Released Parties”), from any and all claims, damages, complaints, grievances, causes of action, suits, liabilities, demands and expenses (including attorneys’ fees) of any nature whatsoever, both at law and in equity (except those expressly reserved herein), whether known or unknown, now existing or which may result from the existing state of things, which you now have or ever had against the Released Parties up to and including the date hereof.  In particular, without limitation of the foregoing, the Released Parties are specifically released from and held harmless from any and all claims arising out of or related to your employment relationship with the Company Entities, including, without limitation, your separation from such employment.  It is your intention that this Section 4 constitute a full and final general release of all such claims and that this release be as broad as possible.  This Section 4 does not release or waive any rights or claims that may arise after the date hereof.

(a) Scope of Release.  Without limiting the foregoing in any way, your release and waiver includes, but is not limited to, any rights or claims you may have under:  the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); Title VII of the Civil Rights Acts of 1964; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Fair Labor Standards Act; the Equal Pay Act; the Rehabilitation Act of 1973 and the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; Worker Adjustment and Retraining Notification Act of 1988; the Older Workers Benefit Protection Act; the National Labor Relations Act; claims under the New York State Human Rights Law and the New York City Administrative Code, the Genetic Information Nondiscrimination Act; the Unfair Business Practices Act; and any other federal, state or local laws or regulations concerning employment, the termination thereof or prohibiting employment discrimination, harassment or retaliation.  Your release and waiver also includes any claims against the Company or the Released Parties based on contract or tort, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty and fraud.  You agree that you shall never file a lawsuit or other complaint challenging the reasonableness, validity or enforceability of this Section 4.  You waive and release any claim that you have or may have to reemployment after the Separation Date.

(b) No Lawsuits, Complaints, or Claims.  You waive your right to file any charge or complaint against the Company or any of the Released Parties arising out of your employment or separation from such employment or any facts occurring prior to the date hereof before any federal, state or local court or any federal, state or local administrative agency, except where such waivers are prohibited by law.  By signing this Agreement you represent that you have not filed any such claims, causes of action or complaints.  Notwithstanding the foregoing, you do not waive or release any claim which cannot be validly waived or released by private agreement.  Specifically, nothing in this Agreement shall prevent you from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the Securities and Exchange Commission (the “SEC”), Equal Employment Opportunity Commission (the “EEOC”), Department of Fair Employment and Housing (the “DFEH”) or any other federal, state or local agency charged with the enforcement of any laws applicable to the Company or, directly or indirectly, your employment with the Company.  However, you understand that by signing this Agreement, you waive the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on your behalf to the fullest extent permitted by law, but expressly excluding any award or other relief available from the SEC.  As of the date hereof, you represent and warrant that you have no information that would require you to make any such report, nor have you made any such report, or caused or encouraged any other person to make such a report, as described above in this Section 4.  This Agreement is not intended to, and shall not be interpreted in any manner that limits or restricts you from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934 (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  You acknowledge that you have no pending workers’ compensation claims and that this Agreement is not related in any way to any claim for workers’ compensation benefits, and that you have no basis for such a claim.

(c) Rights Not Relinquished.  In executing this Agreement, you shall not relinquish or release (i) any right to any vested benefits under any benefit plans or arrangements maintained by any of the Company Entities and any rights you may have under COBRA, (ii) any available right to indemnification under any applicable directors and officers liability insurance policy, indemnity agreement, applicable state and federal law and the Company’s articles of incorporation and bylaws and (iii) your right to enforce this Agreement.

(d) Knowing and Voluntary Execution.  By signing this Agreement, you hereby acknowledge and confirm that:  (i) you have read this Agreement in its entirety and understands all of its terms; (ii) by this Agreement, you have been advised in writing of the right to consult with an attorney of your choosing before executing this Agreement and have been strongly encouraged and given the opportunity to so consult with an attorney; (iii) you knowingly, freely, and voluntarily assent to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it; (iv) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (v) you have been given the opportunity to consider the terms of this Agreement for at least 21 days and consult with an attorney of your choice (although you are entitled, at your discretion, to waive any or all of such 21-day period and sign this Agreement sooner, in which case the remainder of such 21-day period shall lapse); and (vi) you understand that the release contained in this Section 4 does not apply to rights and claims that may arise after you sign this Agreement.

(e) Waiver of Relief.  You acknowledge and agree that by virtue of the foregoing, you knowingly and voluntarily, following an opportunity to consult with counsel of your choice, have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement, subject to the exceptions set forth in Section 5(f)(iii).  Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person) with respect to any claim or right waived in this Agreement.

Section 5. Restrictive Covenants.  Non-Compete.  You agree that you will not, for 12 months following the Separation Date, directly or indirectly, anywhere in the world, Engage in or Associate with any Competitor (each, as defined below).

(a) Non-Solicit.  You agree that you will not, for 12 months following the Separation Date, directly or indirectly, (i) anywhere in the world solicit or make an offer to, or attempt to or participate or assist in any effort to solicit or make an offer to, any Employee of the Company (as defined below) to be employed or to perform services outside of the Company Entities or (ii) seek to encourage or induce any vendor or customer of the Company Entities to cease doing business with, or lessen its business with, any of the Company Entities, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company Entities’ relationships with its vendors and customers.

(b) Non-Disparagement.  You agree not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage any of the Company Entities, as well as any and all of their predecessors, successors and assigns and any and all of their respective past, present or future directors, officers, employees, investors, shareholders, partners, fiduciaries, agents, trustees, administrators, attorneys and insurers, whether acting as agents for the Company or in their individual capacities (collectively, the “Company Representatives”). For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company Entities or any individual or entity with whom any of the Company Entities has a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Company Entities (including, without limitation, any business plans or prospects), (ii) the business reputation of the Company Entities or (iii) the personal reputations of any Company Representative. The Company’s directors and executive officers agree not to make any statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage you, and, when describing your separation of employment to third parties, the Company will describe your departure as a resignation, use words consistent in form and substance with the statement contained in Exhibit A or provide an actual copy of Exhibit A; provided, however, that (x) the Company shall have no obligation or liability for the statements, representations or communications of its non-executive officer employees or agents and (y) notwithstanding the foregoing, in the event that the Board of Directors of Parent (the “Board”) determines that you have breached any of your obligations under this Section 5(c), the Company and the Company’s directors and executive officers shall cease to have any obligations under this Section 5(c).   Nothing in this Agreement shall preclude you or the Company’s directors and officers from responding truthfully to a valid subpoena, cooperating with a governmental agency in connection with any investigation it is conducting, or taking any action otherwise required or permitted by law, provided that such response does not exceed that required by the law, regulation, or order.  You shall promptly provide written notice of any such order to the Company’s General Counsel, except as prohibited by law.

(c) Cooperation.  You agree that you will cooperate (1) with the Company Entities and their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge and (2) with the Company Entities with respect to the transition of your duties and authorities to other employees of the Company following the date hereof. The Company will provide you with reasonable compensation for any such cooperation that is provided after the one year anniversary of this Agreement not to exceed $1,095.89 per day; provided, however, that the Company will have no obligation at any time to compensate you for cooperation provided in connection with any currently threatened or pending proceedings or litigation described in subclause (1) above.

(i) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or the Company Entities, you will give prompt notice of such request to the Company’s General Counsel (or her/his successor or designee), except as prohibited by law, and will make no disclosure until the Company and/or the Company Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(d) Confidentiality.  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you to any person or entity without the prior written consent of the Company, except if required by law or rule of a national securities exchange, and to your accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.  You further represent that you have not disclosed the terms and conditions of the Agreement, or had any communications regarding the discussions or other deliberative processes of the Board with respect to this Agreement, to anyone other than your attorneys, accountants and/or immediate family.  The Company reserves the right to disclose this Agreement, and the terms and conditions thereof, as it determines in its sole discretion.

(e) Confidential Information.  You acknowledge that during the course of your employment with the Company Entities, you have had access to information relating to the Company Entities and their respective businesses that is not generally known by persons not employed by the Company Entities and that could not easily be determined or learned by someone outside of the Company Entities that provides the Company Entities with a competitive advantage, or that could be used to the Company Entities’ disadvantage by a competitor (“Confidential Information”) and that such information constitutes a valuable asset of the Company Entities.  You shall not, without the prior written consent of the Company or as required by law, use or disclose or enable anyone else to use or disclose any Confidential Information of the Company Entities (whether or not developed by you), nor shall you have any communications with any outside investors of the Company as of the date hereof regarding the Company Entities and their respective businesses; provided, however, that inadvertent communications with any outside investors regarding the Company Entities and their respective businesses shall not constitute a breach of this Agreement provided that (A) such communications do not include the disclosure of Confidential Information and (B) after you have knowledge of such occurrence, you (x) immediately cease any further infringing communications and (y) report all such inadvertent communications to the Company as soon as reasonably practicable.  As used herein, the term “Confidential Information” includes, but is not limited to, (X) all trade secrets, confidential information and know-how, business plans, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company or any of the products or services made, developed or sold by the Company, but does not include information any of the Company Entities have previously intentionally disclosed to the public or is otherwise in the public domain, and (Y) the Company’s tangible and electronic documents and information used to implement, develop, produce, distribute or otherwise commercialize (1) ROCK inhibitor platforms, (2) Wilson disease-based treatments, (3) polycystic kidney disease-based treatments and (4) any of the Company’s existing commercial or development programs in place as of the date hereof   You agree not to disclose or use such Confidential Information at any time in the future except as may be required by law.

(i) In the event that you are requested pursuant to, or required by, applicable law, rule or regulation of any governmental entity or national securities exchange, or legal process to disclose any Confidential Information, you will promptly notify the Company so that it may seek a protective order or other appropriate remedy, and you will cooperate fully with the Company in protecting Confidential Information to the extent possible under applicable law.  In the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms hereof applicable to such disclosure, the Company nonetheless shall be deemed to consent to the disclosure of, and you will furnish, only that portion of the Confidential Information which you are legally required to disclose and you agree to exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(ii) Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits you from:  (1) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the SEC; (2) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 5, to the extent permitted by Section 21F; (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (4) receiving a monetary award as set forth in Section 21F.

(iii) You acknowledge and agree that, if you are found by a court of competent jurisdiction to have violated the terms and conditions of Section 5(f), you shall be obligated to pay liquidated damages to the Company in an amount equal to the legal fees incurred by the Company in connection with such proceeding.  In addition, the Company shall be entitled to obtain equitable relief, including injunctive relief, to enforce this provision and shall be entitled to retain any and all profits related to any commercialization compensation or income earned by or owed to you or your affiliates, directly or indirectly, from any such violation of this Section 5(f).

(f) Return of Property.  You represent that, as of the date hereof, you have returned (or have initiated the prompt return) to the Company all property belonging to, procured on behalf of or paid for by the Company Entities during your employment, including but not limited to all proprietary and/or Confidential Information and documents in any form belonging to the Company, cell phone, tablet, keys, card access to the building and office floors, employee handbook, phone cards, electronic files, rolodex or contact lists, computer user name and password, disks drives monitors, computers, servers, storage devices, credit cards and/or voicemail code(s); provided, however, that the Company will return the Company iPhone and one laptop previously used by you following the Company removing all Company software, files and other data as it sees fit.

(g) Other Actions.  You agree that, during the Standstill Period (as defined below), without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, you will not directly or indirectly in any manner:  (i) engage in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or consents to vote any securities of Parent with respect to the election of directors, or become a participant in any election contest with respect to Parent; (ii) seek to influence any person with respect to the voting of any securities of Parent; (iii) otherwise publicly act, alone or in concert with others, to seek to control or influence the management, Board or policies of Parent or initiate or take any action to obtain representation on the Board; (iv) seek representation on the Board; or (v) enter into any agreements with any third party with respect to any of the foregoing.  For the avoidance of any doubt, the foregoing should not be construed to limit your ability to vote of any shares of capital stock held by you to the extent not voted in connection with or in furtherance of any action by you in breach of clauses (i)–(v) of the immediately preceding sentence.  You acknowledge and agree that, if you are found by a court of competent jurisdiction to have violated the terms and conditions of Section 5(h), you shall be obligated to pay liquidated damages to the Company in the amount of $250,000, plus any legal fees incurred by the Company in successfully proving an entitlement to payment of liquidated damages hereunder.  In addition, the Company shall be entitled to obtain equitable relief, including injunctive relief, to enforce this provision.

(h) Prior Acts or Omissions.  You represent that, from the Separation Date through the date hereof, you have not performed any act or omission that would otherwise result in a breach of any provision of this Section 5.

(i) Definitions. The following terms have the meanings provided below.

(1) “Competitor” means (a) any entity that is directly engaged in, or owns or controls an interest in any entity that is engaged in, competition with any business area, unit or division of any Company Entity, including, without limitation, the business of implementing, developing, producing, distributing or otherwise commercializing (w) ROCK inhibitor platforms, (x) Wilson disease-based treatments, (y) polycystic kidney disease-based treatments and (z) any of the Company’s existing commercial or development programs in place as of the date hereof and (b) any of the Company’s current business partners, licensees or collaborators; provided, however, that for the avoidance of doubt, Lyra LLC is not a Competitor.

(2) “Employee of the Company” means any employee of any Company Entity who was employed by any Company Entity at any time in the 12‑month period immediately preceding any actual or attempted hiring, solicitation or making of an offer.

(3) “Engage in or Associate with” means any engagement or association, directly or indirectly, with a Competitor as a sole proprietor, owner, employer, director, officer, partner, principal, joint venturer, associate, employee, member, consultant, or contractor.  The phrase includes beneficial ownership of one percent or more of any class of outstanding stock of a Competitor.

(4) “Standstill Period” means the period beginning on the date hereof and ending five years from the date of this Agreement.

Section 6. Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Section 7. Breach of Agreement.  You agree that for any breach of this Agreement the Company may seek all relief available under the law or at equity, including recoupment of the severance payments and benefits provided pursuant to this Agreement.  You further acknowledge that any breach of the covenants set forth in this Agreement will cause the Company irreparable harm for which there is no adequate remedy at law, and you therefore consent to the issuance of an injunction in favor of the Company enjoining the breach of any of those covenants by any court of competent jurisdiction.

Section 8. Section 409A.  Intent to Comply with Section 409A.  Notwithstanding anything to the contrary set forth in this Agreement or any other plan, policy, arrangement or agreement with any of the Company Entities (this Agreement and such other plans, policies, arrangements and agreements, collectively the “Company Plans”), it is intended that the provisions of the Company Plans comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (“Section 409A”) and all provisions of the Company Plans shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  However, in light of the uncertainty surrounding the proper application of Section 409A, the Company cannot make any representations or guarantees with respect to compliance with such requirements, and neither the Company nor any of the Company Entities will have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(a) Timing of Reimbursement Payments and Other Benefits.  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to you under any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto.  Furthermore, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) or any successor thereto. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six months after your Separation Date or, if earlier, your date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six months after your Separation Date.

Section 9. Miscellaneous.  This Agreement is not intended, and shall not be construed, as an admission that any of the Company Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(a) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

Section 10. Assignment.  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.  You may not assign this Agreement, or any right, remedy, obligation nor liability arising hereunder, and any attempt to assign this Agreement or any right, remedy, obligation or liability hereunder shall be void ab initio.

Section 11. Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.

(a) With the exception of a claim for injunctive relief, for which jurisdiction shall be reserved in the federal and/or state courts in New York County and with respect to which the parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration before a single arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  To the extent permitted by law, the prevailing party will be entitled to all reasonable attorneys’ fees and costs incurred in such arbitration.

Section 12. Entire Agreement.  You understand that this Agreement constitutes the complete understanding between the Company and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities, including, without limitation, the Employment Agreement; provided, however, that you agree that you shall remain subject to any non-competition agreement; confidentiality agreement, or employee invention agreement that you executed prior to commencing employment with the Company or any of the Company Entities, or during your employment with the Company (including, without limitation, the terms and conditions set forth in Appendix A to the Kadmon Holdings, LLC 2014 Long-Term Incentive Plan, Amended and Restated Award Notification and Grant Agreement – EAR Unit Award).  As of the date hereof, you represent and warrant that you have complied with the terms of each of the agreements described in this Section 12 and no breach or default has occurred thereunder as a result of your actions or activities.  No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the date hereof.

Section 13. Headings and Captions.  The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Agreement and shall not be employed in the construction of the Agreement.

KADMON CORPORATION, LLC

By:	/s/ Harlan W. Waksal
Harlan W. Waksal
President and Chief Executive Officer

Date:	11/30/2018

/s/ Konstantin Poukalov
Konstantin Poukalov

Date:	11/30/2018